UniFirst Announces Annual Meeting of Shareholders Voting Results for Election of Directors

Steven Sintros and Joseph Nowicki Re-Elected to Company’s Board of Directors

WILMINGTON, MA – December 15, 2025 – UniFirst Corporation (the “Company” or “UniFirst”) (NYSE: UNF), a North American leader in providing customized business uniform programs, facility service products and first aid and safety services, today announced that the preliminary vote count from the Company’s proxy solicitor indicates that the Company’s nominees, Steven S. Sintros and Joseph M. Nowicki, were re-elected to the UniFirst Board of Directors (the “Board”) at the Company’s Annual Meeting of Shareholders.

The Board issued the following statement:

The Board and management team appreciate the active dialogue we have had with our shareholders and look forward to further constructive engagement to advance our common goal of enhancing value. We remain open-minded and will continue to take actions and make decisions that we believe are in the best interest of all UniFirst shareholders.

The results announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. UniFirst will report final results on a Form 8-K that will be filed with the Securities and Exchange Commission.

About UniFirst

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its three company-owned manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the company outfits more than 2 million workers every day. For additional information, contact UniFirst at 888.296.2740 or visit UniFirst.com. Follow UniFirst on Social Media: LinkedIn, Facebook, X, YouTube, Instagram.

Investor Relations Contact:

Shane O'Connor, Executive Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

Media Contact:

Matthew Sherman / Joe Sala / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449